Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this registration statement on form S-3 of Uranium Energy Corp. of our report dated September 23, 2025 relating to the consolidated financial statements and effectiveness of internal control over financial reporting of Uranium Energy Corp., which appears in Uranium Energy Corp.’s Annual Report on Form 10-K for the year ended July 31, 2025. We also consent to the reference to us under the heading “Experts” in such registration statement.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants

Vancouver, Canada

November 14, 2025